EXHIBIT 10.25

Second Addendum to the Technology License Agreement

between

The Research Foundation of State University of New York

for and on behalf of University at Buffalo

and

Donald D. Hickey, M.D.

and

Clas E. Lundgren, M.D., Ph.D.

and

Scivanta Medical Corporation

This Second Addendum (this “Second Addendum”) to the Technology License Agreement (as such term is defined below), entered into as of the 23rd day of October, 2008 (the “Second Addendum Effective Date”), is by and among The Research Foundation of State University of New York, for and on behalf of University at Buffalo, a non-profit corporation organized and existing under the laws of the State of New York (the “Foundation”), Donald D. Hickey, M.D. (“Hickey”) and Clas E. Lundgren, M.D., Ph.D. (a/k/a Claes Lundgren and referenced herein as “Lundgren”) and Scivanta Medical Corporation (formerly Medi-Hut Co., Inc.), a corporation duly organized under the laws of the State of Nevada, and having its principal place of business at 215 Morris Avenue, Spring Lake, New Jersey 07762 (“Licensee”). Foundation, Hickey and Lundgren will be collectively referenced herein as “Licensor.” Capitalized terms used herein, but not otherwise defined herein, shall have such meanings as given to such terms in the Technology License Agreement.

WHEREAS, Licensor and Licensee entered into an exclusive Technology License Agreement on November 10, 2006, as amended on June 29, 2007 (the “Technology License Agreement”), to facilitate the development and commercialization of certain technology owned by Licensor so that this technology may be utilized to the fullest extent for the benefit of Licensee, Licensor, the inventor(s) and the public; and

WHEREAS, Licensor and Licensee desire to modify the aforementioned Technology License Agreement for the mutual benefit of both parties;

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.
The modifications of the Technology License Agreement herein will be effective as of the Second Addendum Effective Date and will remain in effect for the duration of the Technology License Agreement unless further modified in writing by the parties hereto.

2.	Section 3.5 of the Technology License Agreement is deleted in its entirety.

3.	A new Section 3.10 is added to the Technology License Agreement as follows:

3.10 Cash Payment. Licensee will pay Hickey a one-time cash payment of $158,438 on or before the date that is thirty (30) days after the first commercial sale of a Licensed Product by the Licensee. If the Licensee fails to make the full payment pursuant to this Section 3.10 on or before the due date, then interest shall accrue on any outstanding balance at a rate that is equal to the lesser of the maximum rate allowed by law or 1.5% per month, but in any case the cash payment and any accrued interest must be paid in full no later than December 31, 2009.

4.	A new Section 3.11 is added to the Technology License Agreement as follows:

3.11 Stock Grant. As of October 23, 2008, the Licensee shall issue 1,001,920 shares of its common stock, par value $0.001 per share (“Common Stock”), as follows: (a) 412,860 shares of Common Stock will be issued to the Foundation; (b) 162,500 shares of Common Stock will be issued to Hickey; and (c) 426,560 shares of Common Stock will be issued to Lundgren. Each certificate representing the shares of Common Stock to be issued pursuant to this Section 3.11 will contain a restrictive legend on transfer and the Licensee will have no obligation to register any of the shares of Common Stock under the Securities Act of 1933, as amended.

4.	Section 6.1 of the Technology License Agreement will be deleted in its entirety and replaced with the following:

6.1  Patent Costs Incurred Pre-Effective Date. Licensee and Licensor agree that as of October 23, 2008 an aggregate of $120,900 has been paid by the Licensee to the Licensor as reimbursement of Patent Costs incurred by the Licensor prior to the Effective Date of the Technology License Agreement. The Licensee and Licensor further agree that as of October 23, 2008, the remaining amount due from the Licensee to the Licensor for reimbursement of Patent Costs incurred by the Licensor prior to the Effective Date of the Technology License Agreement is $108,235. This amount will be paid by the Licensee to the Licensor as follows: (a) $39,101 will be paid in cash to Hickey on or before October 31, 2008; (b) $34,567 will be paid in cash to Lundgren on or before October 31, 2008; and (c) $34,567 will be paid in cash to Lundgren on or before February 1, 2009.

5.	Other than as specifically modified in this Second Addendum, all other terms, conditions and covenants of the Technology License Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned duly authorized representatives of the parties have executed this Second Addendum, effective as of the Second Addendum Effective Date.

SCIVANTA MEDICAL CORPORATION	THE RESEARCH FOUNDATION OF
STATE UNIVERSITY OF
NEW YORK

By: /s/ David R. LaVance	By: /s/ Woodrow W. Maggard
David R. LaVance	Woodrow W. Maggard

Title: President and Chief Executive Officer	Title: Associate Vice Provost, STOR

DONALD D. HICKEY, M.D.	CLAS E. LUNDGREN, M.D., Ph.D.

By: /s/ Donald D. Hickey, M.D.	By: /s/ Clas E. Lundgren, M.D., Ph.D.
Donald D. Hickey, M.D.	Clas E. Lundgren, M.D., Ph.D.